Exhibit 10.1
EXECUTION VERSION

TRANSITION EMPLOYMENT AND SEPARATION AGREEMENT
This TRANSITION EMPLOYMENT AND SEPARATION AGREEMENT (this “Agreement”) is entered into as of May 18, 2015 (the “Effective Date”), between Nortek, Inc. (the “Company”) and Almon C. Hall, III (the “Executive”).
WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated August 27, 2004, amended as of December 17, 2009 (the “Employment Agreement”);
WHEREAS, in connection with the Executive’s anticipated departure from the Company, the Company wishes to secure the services of the Executive through December 31, 2015 (the “Separation Date”) in order to, among other things, facilitate a smooth transition for any successor to the Executive’s position; and
WHEREAS, in connection with the foregoing, it is intended that this Agreement govern the terms of the Executive’s employment with the Company through the Separation Date and termination of employment.
NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.	Status.

(a)Continued Service. From and after the Effective Date, the Executive shall continue to serve as Senior Vice President and Chief Financial Officer of the Company (the “CFO”) until the earlier of (x) the Separation Date and (y) the date that the Executive’s successor commences employment as CFO with the Company (the “Successor CFO Date”). As of the Separation Date, the Executive’s employment with the Company shall terminate.

(b)Advisory Services Role. In the event that the Company employs a new CFO prior to the Separation Date, the Executive shall continue as an employee of the Company and perform such advisory duties and have such responsibilities reasonably assigned to him from time to time by the Company’s Chief Executive Officer (the “CEO”), from the Successor CFO Date through the Separation Date. In the event that the Executive commences such advisory services role following the Successor CFO Date, the Executive shall keep the Company informed of his whereabouts so that he may be contacted as needed to perform the duties reasonably requested of him by the CEO.

2.	Compensation and Benefits through the Separation Date.

(a)Base Salary. The Executive shall be entitled to continue to receive his current rate of base salary of $535,600 per year (“Base Salary”) through the Separation Date.

(b)Cash Incentive Award. Through the Separation Date, the Executive shall remain eligible to receive an award under the Company’s 2015 Short-Term Cash Incentive Plan for Nortek Executives (the

“Annual Bonus”), in accordance with the terms and conditions of such plan, including the achievement of applicable performance goals as of December 31, 2015 under the plan.

(c)Equity Incentive Awards. Through the Separation Date, and subject to the Executive’s continued service under this Agreement until the Separation Date, the stock option, time-based restricted stock and performance-based restricted stock awards previously granted to the Executive under the Company’s 2009 Omnibus Incentive Plan (the “Equity Awards”) shall remain outstanding and eligible to vest until the Separation Date, in accordance with the terms of such awards. Except as otherwise provided in Section 3(c) below, any of the foregoing awards that otherwise remain unvested on the Separation Date shall be immediately forfeited.

(d)Employee Benefit Plans. Through the Separation Date, the Executive shall remain eligible to participate in the health and welfare, retirement and other employee benefit plans that he participates in at the same level of coverage as of the date hereof, subject to the terms and conditions of such plans.

(e)Reimbursements and Perquisites. Through the Separation Date, the Executive shall be reimbursed for all reasonable business expenses and perquisites consistent with the practices applicable to the Executive in effect as of the date hereof.

3.
Severance Payments and Benefits. Subject to the Executive’s execution and nonrevocation of the general release of claims against the Company in the form attached hereto as Exhibit A (the “Release”) within 45 days following the Separation Date (or if earlier, the date of termination of employment pursuant to Section 4(a)(i) or (ii)) (the “Release Consideration Period”), the Executive shall be entitled to the payments and benefits (the “Severance Benefits”) set forth below.

(a)Payment. An amount of $2,521,200 shall be payable to the Executive in equal installments over a period of two years (the “Severance Period”) from the Separation Date (or if earlier, from the date of termination of employment pursuant to Section 4(b)), payable in the same manner as the Executive’s Base Salary was paid to him immediately prior to the Separation Date, commencing on the Company’s first payroll date following the effectiveness of the Release; provided, that if the Release Consideration Period begins in one calendar year and ends in the following calendar year, then payment shall commence on the first payroll date following the effectiveness of the Release in the latter calendar year; provided, that the first installment payment shall include any amounts that would otherwise be due prior thereto.

(b)COBRA. Until the earlier of (i) 24 months following the Separation Date (or if earlier, from the date of termination of employment pursuant to Section 4(a)(i) or (ii)) or (ii) the date that the Executive obtains new employment that offers group medical coverage, in the event that the Executive elects to continue participation in the applicable group medical plan of the Company as of the Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive on a monthly basis at the monthly COBRA rate (or equivalent rate) under such group medical plan for continued coverage by the Executive and any continued coverage of Executive’s spouse or dependents; provided, however, that in lieu of such continued coverage, if necessary to avoid any penalties or additional taxes associated with continuing such coverage, the Executive shall receive monthly payments equal to the monthly COBRA rate (or equivalent rate) under such group medical plan.

(c)Equity Awards. Upon the Separation Date, the Equity Awards shall be subject to additional vesting as though the Executive had remained employed with the Company through March 31, 2016, subject to the achievement of applicable performance goals for any performance-based restricted stock awards. For the avoidance of doubt, this shall include that the performance-based restricted stock award granted to the Executive on March 5, 2014 shall become vested as to such number of underlying shares based on the actual level of achievement of applicable performance goals under the award as determined at the end of the applicable performance period.

(d)Welfare Plans. For the duration of the Severance Period, the Executive shall continue to participate in the Company’s group accident, disability and life insurance plans at the same level of coverage as of the date of termination of employment.

4.	Termination of Employment Prior to the Separation Date.

(a)Without Cause; For Good Reason. In the event that the Executive’s employment is terminated (i) by the Company without Cause (as defined below) or (ii) by the Executive for Good Reason (as defined below), the Executive shall be entitled to those Severance Benefits set forth in Section 3 of this Agreement on and after the Separation Date (unless otherwise stated therein), in accordance with the terms and conditions provided therein, subject to the Executive’s execution and nonrevocation of the Release within 45 days following the date of termination of employment; provided that the Executive shall also continue to receive the compensation and benefits set forth in Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement until the Separation Date in accordance with the terms and conditions provided therein, as an additional severance benefit.

(b)Death; Disability. In the event that the Executive’s employment is terminated on account of Executive’s death or Disability (as defined below), the Executive shall be entitled to those Severance Benefits set forth in Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement, in accordance with the terms and conditions provided therein.

(c)Other Reasons. In the event that (i) the Executive’s employment is terminated by the Company for Cause or (ii) the Executive terminates his employment without Good Reason, the Executive shall not be entitled to any payments or benefits under this Agreement, other than any amounts earned or accrued hereunder as of the date of termination of employment.

For purposes of this Agreement, “Cause” shall mean good faith determination by the CEO that either of the following has occurred: (i) through the Successor CFO Date, the willful and continued failure of the Executive to perform (other than as a result of disability) the Executive’s material duties as Chief Financial Officer of the Company (or such other duties as the CEO and the Executive may from time to time mutually determine), after written notice to the Executive, which notice specifically identifies the manner in which the Executive has not substantially performed his material duties and provides the Executive a reasonable time to cure such failure, or (ii) the conviction of the Executive of a crime involving theft, embezzlement or fraud against the Company or a civil judgment in which the Company is awarded damages from the Executive in respect of a claim of loss of funds through fraud or misappropriation by the Executive.

For purposes of this Agreement, “Good Reason” shall mean: (i) any reduction of, or failure to pay, Base Salary or Annual Bonus; (ii) any failure to provide the payments required by Section 5 (Gross-Up Payment) or Section 7 (Indemnification) of the Employment Agreement; (iii) relocation of the Company’s principal executive offices, or any event that causes the Executive to have his principal place of work changed to any location outside Providence, Rhode Island; and (iv) any requirement by the Company that the Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the date hereof; provided however, that the Executive may not terminate his employment for Good Reason unless and until he has given the Company notice specifically identifying the nature of the Good Reason event within 30 days from the occurrence of such event and provided the Company 60 days to cure.

For purposes of this Agreement, “Disability” shall mean the Executive’s incapacitation by accident, sickness, or otherwise so as to render him, for a period of 90 consecutive days, mentally or physically incapable of performing the services required of him under this Agreement and, if requested by the Executive, the basis for such incapacity is certified by a licensed physician.

5.
Employment Agreement Provisions; Entire Agreement. The Company and the Executive acknowledge and agree that Section 5 (Gross-Up Payment), Section 6 (Non-competition and Confidentiality) and Section 7 (Indemnification) of the Employment Agreement shall be incorporated herein by reference and made a part of this Agreement. This Agreement and the Release shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein, including the Employment Agreement (other than Sections 5, 6 and 7 which are incorporated herein by reference).

6.
Waiver. No waiver by any party of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

7.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island, without reference to its choice of law rules.

8.
Severability. The provisions of this Agreement are severable, and in the event that any one or more paragraphs are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

9.	Amendments. No changes, alterations or modifications may be made to this Agreement, except by a writing signed by each of the parties hereto.

10.
Assignment. This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.
No Mitigation or Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to the Executive under this Agreement on account of future earnings by the Executive.

12.
Taxes; Withholding. The Executive shall be solely liable for all applicable taxes that arise in respect of the Severance Benefits to be paid or provided under this Agreement. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

13.
Notices. All notices given hereunder or under the Release shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:     At the most recent address in the Company’ records.

If to the Company:     Nortek, Inc.
500 Exchange Street
Providence, RI 02903
Attention: General Counsel
Facsimile: 401-751-4610

14.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

15.	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

16.	Section 409A.

(a)Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding shall be paid without delay over the time period originally scheduled.

(c)Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in accordance with the Company’s standard reimbursement process and in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, to the extent permissible for purposes of Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

NORTEK, Inc.

By: /s/ Michael J. Clarke
Michael J. Clarke
President, Chief Executive Officer

EXECUTIVE

By: /s/ Almon C. Hall, III
Almon C. Hall, III

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) made this ____ __, 2015 (the “Effective Date”), between Nortek, Inc. (the “Company”), and Almon C. Hall, III (the “Executive”).

1.	Release.

a.    In consideration of the payments and benefits to be provided by the Company pursuant to the Transition Employment and Separation Agreement dated as of May 18, 2015 by and between the Company and the Executive (the “Separation Agreement”), the Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future.  Further, in consideration of the benefits to be provided by the Company pursuant to the Separation Agreement, the Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive’s employment relationship, or the termination of his employment, with the Company.

b.    For the purpose of implementing a full and complete release, the Executive understands and agrees that this Agreement is intended to include all claims, if any, which the Executive or his heirs, executors, devisees, successors and assigns may have and which the Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.    In consideration of the promises of the Company set forth in the Separation Agreement, the Executive hereby releases and discharges the Releasees from any and all Claims that the Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). The Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. The Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.    This General Release shall not apply to any obligation of the Company pursuant to the Separation Agreement, any rights the Executive may have under equity award agreements between the Executive and the Company, any rights to indemnification from the Company that the Executive may have, any rights to continuing directors’ and officers’ liability insurance, or any benefit to which the Executive is entitled under any tax qualified retirement plan of the Company or its affiliates, COBRA continuation coverage benefits, or vested benefits under other benefit plans of the Company or its affiliates.

2.
Consultation with Attorney; Voluntary Agreement. The Company advises the Executive to consult with an attorney of his choosing prior to signing this Agreement. The Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. The Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. The Executive acknowledges and agrees that the payments to be made to the Executive pursuant to the Separation Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. The Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.
Effective Date; Revocation. The Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. The Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. The Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

5.Waiver. No waiver by any party of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

6.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of [Rhode Island], without reference to its choice of law rules.

7.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

NORTEK, Inc.

By: _______________________
[Name]
[Title]

EXECUTIVE

By: _______________________
Almon C. Hall, III